EXHIBIT 5

        [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

March 12, 2004

CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523

Re:	CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company")—Registration Statement on Form S-8 pertaining to One Million Two Hundred Thousand (1,200,000) common shares of beneficial interest of the Company, par value $.001 per share (the "Shares") to be issued pursuant to the Company's 2003 Omnibus Employee Retention and Incentive Plan (the "Plan")

Ladies and Gentlemen:

        We have acted as special Maryland counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on a registration statement Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the "Commission") on or about March 12, 2004, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

        In our capacity as special Maryland counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

  (a)
  The declaration of trust of the Company (the "Declaration of Trust") represented by a Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland (the "Department") on August 13, 1997, Articles of Merger filed with the Department on October 15, 1997, Articles Supplementary filed with the Department on November 5, 1997, Articles Supplementary filed with the Department on August 5, 1998, Articles Supplementary filed with the Department on June 21, 1999 and Articles Supplementary filed with the Department on April 17, 2003;

  (b)
  The Bylaws of the Company, as adopted on May 15, 1998, and as amended by a resolution adopted by the Board of Trustees of the Company on June 18, 2002 (the "Bylaws");

  (c)
  Consent in Lieu of the Organization Meeting of the Initial Board of Trustees of the Company, dated as of August 13, 1997 (the "Organizational Resolutions");

  (d)
  Resolutions adopted by the Board of Trustees of the Company (the "Board of Trustees") on March 2, 2004 (the "Trustees' Resolutions");

  (e)
  The Plan;

  (f)
  The Registration Statement on Form S-8 in substantially the form filed or to be filed with the Commission pursuant to the Act (the "Registration Statement");

  (g)
  A Certificate of Officer of the Company, of even date herewith, executed by Paul S. Fisher, the Executive Vice President, Chief Financial Officer and Secretary of the Company, and Rockford O. Kottka, the Executive Vice President and Treasurer of the Company, to the effect that, among other things, the copies of the Declaration of Trust, the Bylaws, the Organizational Resolutions, the Trustees' Resolutions, and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date hereof;

  (h)
  A status certificate of the Department, dated as of March 12, 2004, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

  (i)
  Such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

  (i)
  each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

  (ii)
  each natural person executing any instrument, document or agreement is legally competent to do so;

  (iii)
  any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

  (iv)
  upon issuance of the Shares, the total number of common shares of beneficial interest of the Company issued and outstanding will not exceed the total number of common shares of beneficial interest of the Company that the Company is authorized to issue under its Declaration of Trust;

  (v)
  none of the Shares issued subsequent to the date hereof will be issued or transferred in violation of the provisions of Article IV of the Declaration of Trust relating to restrictions on ownership and transfer of common shares of beneficial interest of the Company; and

  (vi)
  none of the Shares issued subsequent to the date hereof will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL"), in violation of Section 3-602 of the MGCL.

        Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

  1)
  The Company has been duly formed and is validly existing as a real estate investment trust in good standing under the laws of the State of Maryland.

  2)
  The Shares have been generally authorized and reserved for issuance pursuant to the Plan and if, as and when the Shares are issued either as stock awards or upon the exercise of options duly authorized by the Board of Trustees, or a properly appointed committee thereof to which the Board of Trustees has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

        The foregoing opinion is limited to the real estate investment trust laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

        This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

        We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

Very truly yours,
/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP